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                                                                       Exhibit 5


                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                                April 23, 1997



American Stores Company
709 East South Temple
Salt Lake City, UT  84102


Ladies and Gentlemen:

        We have acted as special counsel to American Stores Company (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") which is being filed with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 462(b) under the Act, of $50,000,000 aggregate principal amount of debt securities (the "Debt Securities") for an offering to be made on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Act.

        In this connection, we have reviewed (i) the Restated Certificate of Incorporation and By-Laws of the Company as currently in effect; (ii) the Registration Statement; (iii) certain resolutions adopted or to be adopted by the Board of Directors or the Pricing Committee of the Board of Directors of the Company; (iv) the Senior Indenture between the Company and the First National Bank of Chicago, dated as of May 1, 1995, under which the Debt Securities are proposed to be issued; and (v) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Debt Securities. We

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American Stores Company
April 23, 1997
Page 2



have, with your consent, relied as to factual matters on certificates or other documents furnished by or representations of the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

        We are not members of the Bar of any jurisdiction other than the State of New York.

        Based on such examination and review, and subject to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Debt Securities and the terms of the Debt Securities being otherwise in compliance with applicable law, in our opinion, the Debt Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement, be legally issued and binding obligations of the Company in accordance with their terms subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally or (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,


                                        /s/ Wachtell, Lipton, Rosen & Katz